EXHIBIT D
VOTING AGREEMENT
This VOTING AGREEMENT, dated as of April 30, 2023 (this “Voting Agreement”), is by and among Midas Parent, LP, a Delaware limited partnership (“Parent”), and the stockholder of Midwest Holding Inc., a Delaware corporation (the “Company”), listed on the signature pages hereto (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Voting Agreement, Parent, Midas Merger Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) providing for, among other things, the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”) in accordance with the Merger Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) subject to the terms and conditions set forth therein;
WHEREAS, the Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of the number of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and other Company Securities set forth across from the  Stockholder’s name on Schedule A hereto (such shares of Company Common Stock, together with any other Company Common Stock and any additional Company Securities of which the Stockholder acquires record or beneficial ownership during the Support Period (as defined below), collectively, the Stockholder’s “Subject Shares”); and
WHEREAS, as an inducement to Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, the Stockholder has agreed to enter into this Voting Agreement and vote (or cause to be voted) all of its Subject Shares as set forth in this Voting Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
Section 1.  Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:
(a)  Authority; Enforceability. The Stockholder is either an entity duly incorporated or otherwise formed, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, with full corporate or other organizational power and authority to, or a natural person with full legal capacity and right to, execute and deliver this Voting nAgreement and perform the Stockholder’s obligations under this Voting Agreement and to consummate the transactions contemplated hereby, and no other actions on the part of the Stockholder are necessary to authorize the execution, delivery or performance of this Voting Agreement or the consummation of the transactions contemplated hereby. If the Stockholder is an entity, the execution and delivery by the Stockholder of this Voting Agreement and performance by the Stockholder of its obligations under this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action on the part of the Stockholder.

(b)  Execution; Delivery. The Stockholder has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.
(c)  No-Conflicts. Except as noted on Schedule 1(d), No consent of, or registration or filing with, any Governmental Entity is required to be obtained or made by the Stockholder in connection with the execution, delivery and performance of this Voting Agreement, the consummation of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof, other than such reports, schedules or statements under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby. None of the execution and delivery of this Voting Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Voting Agreement, or the consummation by the Stockholder of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Stockholder is an entity, result in any breach of any provision of the Stockholder’s organizational documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, modification or acceleration under, any of the terms, conditions or provisions of any Contract or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust to which the Stockholder or any of the Stockholder’s Affiliates is a party or any of their properties or assets are subject, (iii) violate, or constitute a breach under, any Order or Law to which the Stockholder or any of the Stockholder’s Affiliates or any of their properties or assets are subject or (iv) result in the creation of any Lien upon the Subject Shares,.
(d)  The Subject Shares. The Stockholder is the beneficial owner and, except as noted on Schedule A, the record owner, of, its Subject Shares, free and clear of any Lien (other than (i) the Merger Agreement, (ii) this Voting Agreement, (iii) as set forth on Schedule 1(d) hereto, and (iv) restrictions under applicable securities laws). None of the Subject Shares are subject to any voting trust or other agreement with respect to the voting of the Subject Shares, except as contemplated by this Voting Agreement or as set forth on Schedule 1(d) hereto. Except as set forth on Schedule 1(d) hereto, the Stockholder has the sole voting and sole dispositive power with respect to its Subject Shares and, except for the Merger Agreement and this Voting Agreement and as set forth on Schedule 1(d) hereto, the Stockholder is not party to or bound by (x) any option, warrant, purchase right or other contract that would either alone or in connection with one or more events or developments (including after the satisfaction or waiver of any conditions precedent thereunder) require the Stockholder to, directly or indirectly, transfer any of the Subject Shares other than to an Affiliate or its direct or indirect members, partners or shareholders or (y) any voting trust, proxy or other contract with respect to the voting or, direct or indirect, transfer of any of the Subject Shares other than to an Affiliate or its direct or indirect members, partners or shareholders. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Common Stock or other Company Securities other than its Subject Shares.
(e)  No Proceedings. As of the date hereof, there are no (i) Legal Actions pending or, to the Stockholder’s knowledge, threatened against the Stockholder or any of its assets, or (ii) outstanding Orders to which the Stockholder or any of its assets are subject or bound, that in either case, would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Voting Agreement.
(f)  Acknowledgment. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Voting Agreement and the representations, warranties, covenants and obligations of the Stockholder contained herein.

Section 2.  Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:
(a)  Authority; Enforceability. Parent has all requisite corporate power and authority to execute this Voting Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.
(b)  Execution; Delivery. Parent has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.
(c)  No-Conflicts. No consent of, or registration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than reports, schedules or statements by Parent under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby.
(d)  No Proceedings. As of the date hereof, there are no (i) Legal Actions pending or, to Parent’s knowledge, threatened against Parent, any of its Subsidiaries or any of their respective assets, or (ii) outstanding Orders to which Parent, any of its Subsidiaries or any of their respective assets are subject or bound, that in either case, would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Voting Agreement or the Merger Agreement.
Section 3. Covenants of the Stockholder.
(a)  Voting. During the Support Period (as defined below), the Stockholder hereby irrevocably and unconditionally covenants and agrees to Parent and the Company as follows:
(i) at any meeting of stockholders of the Company, however called, or in any other circumstances upon which a vote with respect to the Merger Agreement, the Merger, any other transaction contemplated by the Merger Agreement or any other matter recommended by the Company Board relating to and consistent with the transaction contemplated by the Merger Agreement is sought, including in any action by written consent of the stockholders of the Company (each, a “Company Stockholders Meeting”), the Stockholder shall (solely in its capacity as a stockholder of the Company), and shall cause any other holder of record of, or Person with voting authority with respect to, the Stockholder’s Subject Shares to: (A) appear (in person or by proxy) at each such Company Stockholders Meeting or otherwise cause each Subject Share of the Stockholder to be counted as present thereat for purposes of calculating a quorum, to the extent the Subject Shares may appear or be present; and (B) vote (or cause to be voted) all of the Subject Shares of the Stockholder, to the extent the Subject Shares may vote on the matter in question, (x) in favor of obtaining the Requisite Company Vote and the other transactions contemplated by the Merger Agreement, including the approval and adoption of the Merger, the Merger Agreement or any related action reasonably required in furtherance thereof, and any other matter recommended by the Company Board relating to and consistent with the transaction contemplated by the Merger Agreement and (y) in favor of any adjournment or postponement by the Company with respect to any Company Stockholders Meeting to the extent permitted or required pursuant to Section 5.05(a) of the Merger Agreement;
(ii) at any Company Stockholders Meeting, the Stockholder shall (solely in its capacity as a stockholder of the Company) and shall cause any other holder of record of, or Person with voting authority with respect to, the Stockholder’s Subject Shares to, vote all of the Subject Shares of the Stockholder, to the extent the Subject Shares may vote on the matter in question, against (A) any Takeover Proposal (other than the Merger Agreement and the Merger), or any other proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement, or (B) any action, agreement or proposal that would reasonably be expected by the Stockholder to (i) prevent, materially delay or materially impair the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including any amendment of the Company’s or any of its Subsidiaries’ organizational documents that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent, the Company or Merger Sub to complete the Merger or the other transactions contemplated by the Merger Agreement, or that would or would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (ii) result in any of the conditions to the Company’s obligations set forth in Article VI of the Merger Agreement not being satisfied on a timely basis, (iii) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (iv) result in a breach in respect of any covenant, representation, warranty or any other obligation or agreement of the Stockholder under this Agreement; and
(iii) the Stockholder shall not, directly or indirectly, after the date hereof, except as expressly provided in this Voting Agreement (A) sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution) or consent to any of the foregoing (any such action, a “Transfer”), or cause to be Transferred, any Subject Shares to any Person or Persons other than pursuant to the Merger, provided that the Stockholder shall be permitted to Transfer any Subject Shares to its Affiliates or its direct or indirect members, partners or shareholders, in each case, if and only if such transferees irrevocably agree in writing pursuant to the form of joinder agreement attached hereto as Exhibit A (the “Joinder”) to be bound by all terms in this Voting Agreement with respect to such Subject Shares (“Permitted Transfer”), or (B) except in connection with a Permitted Transfer, enter into any voting arrangement, whether by proxy, power of attorney, voting trust, voting agreement or otherwise, with respect to any Subject Shares that is inconsistent in any respect with the Stockholder’s obligations, covenants, agreements, representations or warranties under this Voting Agreement. Any Transfer or attempted Transfer of any Subject Shares in violation of this Section 3(a)(iii) shall be null and void and of no effect whatsoever.

The “Support Period” shall commence on the date hereof and continue until (and terminate upon) the first to occur of (1) the Effective Time, (2) the termination of the Merger Agreement in accordance with its terms, (3) the mutual written agreement of the Stockholder and Parent or (4) any amendment to the Merger Agreement that decreases the amount of, or changes the form of, the Merger Consideration or increases the liabilities or obligations of the Stockholder without the consent of the Stockholder, upon written notice by the Stockholder to Parent within ten (10) Business Days of such amendment.
(iv)
  Promptly following the written request of Parent, or upon the Stockholder’s or any of its Affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Company Common Stock or other Company Securities after the date hereof, the Stockholder will send to Parent a written notice setting forth the number of Subject Shares beneficially owned by the Stockholder or any of its Affiliates and indicating the capacity in which such Subject Shares are owned. The Stockholder agrees to cause any of its transferees or controlled Affiliates that acquires any shares of Company Common Stock or other Company Securities on or after the date hereof to execute a Joinder with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by the Stockholder, and to the extent the Stockholder has the right to vote such shares of Common Stock or other Company Securities in respect of the Merger or otherwise has rights with respect to such shares subject to the provisions hereof, such shares or other Company Securities shall be deemed Subject Shares for all purposes hereunder.

(b)  Grant of Irrevocable Proxy.
(i)
 During the Support Period, the Stockholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Subject Shares of the Stockholder as of the applicable record date in accordance with the requirements of Section 3(a); provided, that the Stockholder’s grant of the proxy contemplated by this Section 3(b) shall be effective if, and only if, the Stockholder has not delivered to the Company prior to the Company Stockholder Meeting and at any other meeting of the stockholders of the Company at which any of the matters described in Section 3(a) are to be considered, including any adjournment or postponement of each of the foregoing, a duly executed proxy card directing that the shares of Company Common Stock of the Stockholder be voted in accordance with the requirements of Section 3(a) or any such proxy card that was delivered shall have been revoked; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 3(a), and the Stockholder shall retain the authority to vote on all other matters.

(ii)	The Stockholder hereby represents that, except as described on Schedule A, the Stockholder has not granted any proxies with respect of the Subject Shares.
(iii)
 The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Voting Agreement. The parties hereto hereby further affirm that the irrevocable proxy is coupled with an interest and is intended to be irrevocable until the conclusion of the Support Period, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Stockholder granting such proxy agrees, until the conclusion of the Support Period, to vote the Company Common Stock in accordance with the with the requirements of Section 3(a). The parties hereto agree that the foregoing is a voting agreement.

(c)  Capacity. Notwithstanding anything to the contrary in this Voting Agreement, (i) the Stockholder is entering into this Voting Agreement, and agreeing to become bound hereby, solely in its capacity as a record holder or beneficial owner of Company Common Stock and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Voting Agreement shall obligate the Stockholder to take, or forbear from taking, any action as a director or officer of the Company (including without limitation through the individuals that it has elected, or designated to be elected, to the Company Board).
(d)  Appraisal Rights; Section 220 Demands. The Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL or dissenters’ rights in respect of the Stockholder’s shares of Company Common Stock or other Company Securities that may arise in connection with the Merger. The Stockholder agrees not to exercise any rights to demand access to books and records under Section 220 of the DGCL in connection with the Merger.
(e)  Takeover Proposal. The Stockholder agrees that it will not, directly or indirectly, and shall cause each of its controlled Affiliates not to, and shall instruct (and use reasonably best efforts to cause) each of its other Representatives not to, take any action that the Company is prohibited from taking pursuant to Section 5.04(a) of the Merger Agreement, as if the Stockholder were the Company; provided, however, that the Stockholder may furnish such information to and engage in such discussions or negotiations with such person regarding a Takeover Proposal if at such time and solely to the extent that the Company is permitted under Section 5.04(b) of the Merger Agreement to provide information and engage in discussions or negotiations with such person regarding a Takeover Proposal (and subject to the same limitations and qualifications set forth in the Merger Agreement).

(f)  Stockholder Litigation. The Stockholder agrees not to commence or voluntarily participate in any claim, derivative or otherwise, that may be brought against the Company, Parent, Merger Sub, or any of their respective successors and assigns alleging that the negotiation, approval, execution or delivery of this Voting Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby or the Proxy Statement is a breach of fiduciary duty by the Company Board or breaches of any federal securities law in connection with any of the foregoing; provided, that this Section 3(f) shall not be deemed a waiver of any rights of the Stockholder or its Affiliates for any breach of (a) this Voting Agreement, (b) the Merger Agreement or (c) any other Contract by and between the Stockholder or any of its Affiliates, on the one hand, and the Company or its Subsidiaries or Affiliates, on the other hand.
(g)  General Covenants. The Stockholder agrees that the Stockholder shall not: (i) enter into any contract with any Person or take any other action that violates or conflicts in any material respect with or would reasonably be expected to violate or conflict in any material respect with, or result in or give rise to a violation of or conflict in any material respect with, the Stockholder’s representations, warranties, covenants and obligations under this Voting Agreement; or (ii) take any action that could restrict or otherwise affect in any material respect the Stockholder’s legal power, authority and right to comply with and perform the Stockholder’s covenants and obligations under this Voting Agreement.
Section 4. Termination. This Voting Agreement shall terminate upon the conclusion of the Support Period.
Section 5.  Stockholders Agreement Waiver. Reference is made to that certain Stockholders Agreement, dated April 24, 2020, by and among the Company, Crestline Assurance Holdings LLC (“Crestline”), Xenith Holdings LLC, Vespoint LLC, Michael Minnich, and A. Michael Salem (as amended or supplemented from time to time, the “Stockholders Agreement”). Crestline hereby acknowledges and agrees that it (a) waives any and all of its rights with respect to the Stockholders Agreement, and (b) consents to the termination of the Stockholders Agreement, effective upon and contingent upon the Closing.
Section 6. General Provisions.
(a) Amendments. This Voting Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and the Company.
(b)  Notices. All notices and other communications hereunder shall be in writing (including email) and shall be deemed given if delivered by hand (providing proof of delivery) or sent by a nationally recognized overnight courier (receipt requested) or sent by email (provided, that such email states that it is a notice defined pursuant to this Section 6(b)) to the Company and Parent in accordance with Section 8.07 of the Merger Agreement and to the Stockholder at its address set forth on its signature page hereto (or at such other address for a party as shall be specified by like notice).
(c)  Interpretation. The section headings herein are for convenience of reference only, do not constitute part of this Voting Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Voting Agreement is made to a section, such reference shall be to a section of this Voting Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Voting Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Voting Agreement shall refer to this Voting Agreement as a whole and not to any particular provision of this Voting Agreement. In the event of any reclassification, recapitalization, stock split (including a reverse stock split), or any stock dividend or distribution paid in shares of Company Common Stock affecting the Subject Shares, the terms of this Voting Agreement shall apply to the resulting securities.
(d)  Severability. If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the original intent of the parties. The parties further agree to replace such invalid, void or unenforceable provision of this Voting Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(e)  Counterparts. This Voting Agreement may be signed in any number of counterparts, all of which will be one and the same agreement. This Voting Agreement will become effective when each party to this Voting Agreement will have received counterparts signed by all of the other parties. Delivery of an executed counterpart of a signature page to this Voting Agreement by facsimile, “.pdf” format, scanned pages or DocuSign shall be effective as delivery of a manually executed counterpart to this Voting Agreement.
(f)  Entire Agreement; No Third-Party Beneficiaries. This Voting Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Voting Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Voting Agreement. Except for the Company, which shall be an intended third-party beneficiary of this Voting Agreement with standing to enforce the provisions hereof against the parties hereto as if the Company were a party hereto solely to the extent expressly enforcing rights granted to the Company hereunder, this Voting Agreement is not intended to confer upon any Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Voting Agreement.

(g)  Governing Law; Consent to Jurisdiction.
(i)
 This Voting Agreement and any Legal Actions (whether based in contract, tort, or statue) arising out of, relating to, or in connection with this Voting Agreement or the actions of the parties hereto in the negotiation or performance hereof shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflicts of law rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto irrevocably waives any objections or immunities to the jurisdiction provided in this Section 6(g) to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any Legal Action arising out of or related to this Voting Agreement or the transactions contemplated hereby which is instituted in any such court.

(ii)
 Each the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County for the purposes of any Legal Action arising out of this Voting Agreement, the other agreements contemplated hereby, any transaction contemplated hereby or thereby or the negotiation or performance of any of the foregoing. Each of the parties hereto agrees to commence any Legal Action with respect to this Voting Agreement in the Court of Chancery of the State of Delaware, New Castle County or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware. Each of the parties hereto, with regard to any Legal Action for itself and in respect of its property, (a) irrevocably and unconditionally submits to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action related to this Voting Agreement or any of the transactions contemplated hereby in any court or tribunal other than the aforesaid courts, and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Legal Action with respect to this Voting Agreement, and the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6(g), and (ii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action, or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action, or proceeding is improper, or (C) this Voting Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 8.07 of the Merger Agreement or on the applicable signature page hereto, as applicable, shall be effective service of process for any litigation, suit, action or proceeding brought in any court.

(h)  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS VOTING AGREEMENT (INCLUDING ANY EXHIBITS) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(h).
(i)  Assignment. This Voting Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations under this Voting Agreement without the prior written consent of each other party hereto, which consent may be withheld in the sole and absolute discretion of the other party; provided, that Parent may transfer or assign its rights and obligations under this Agreement, in whole or time to time in part, to one or more of its Affiliates at any time; provided, further, that any assignment by Parent shall not relieve Parent of its obligations hereunder. Any purported assignment without such consent shall be void and unenforceable. No assignment shall relieve the assigning party of any of its obligations hereunder.
(j)  Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Voting Agreement or the transactions contemplated by this Voting Agreement, or the negotiation, execution, or performance of this Voting Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Voting Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties in the preamble to this Voting Agreement (collectively, the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Voting Agreement or the transactions contemplated by this Voting Agreement or based on, in respect of, or by reason of this Voting Agreement or the transactions contemplated by this Voting Agreement or the negotiation, execution, performance, or breach of this Voting Agreement.

(k)  Specific Performance.
(i)
 The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Voting Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

(ii)
 Each party further agrees that (x) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (y) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6(k), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

MIDAS PARENT, LP

By: Antarctica GP Investments II, LLC
Its: General Partner

By /s/ Chandra R. Patel
Name: Chandra R. Patel
Title: Authorized Signatory

STOCKHOLDERS:

CRESTLINE ASSURANCE HOLDINGS LLC

By /s/ John S. Cochran
Name: John S. Cochran
Title: Vice President

SCHEDULE A
Stockholder	Subject Shares
Crestline Assurance Holdings LLC	445,171(1)

(1) Crestline Assurance Holdings LLC (“Crestline”) holds 445,171 shares of Company Common Stock. However, pursuant to Section 13 of the Stockholders Agreement, Crestline has granted Vespoint a proxy with respect to that number of shares of Company Common Stock owned by Crestline in excess of 9.9% of the issued and outstanding shares of Company Common Stock. Based upon the number of issued and outstanding shares of Company Common Stock as of March 27, 2023, the proxy granted to Vespoint LLC is 76,102 shares of Company Common Stock. As a result, the Subject Shares for purposes of this Agreement shall be 369,069 shares of Company Common Stock as of March 27, 2023 as adjusted from time to time based upon the number of issued and outstanding shares of Company Common Stock.

SCHEDULE 1(d)

Other Equity Documents

1.
Stockholders Agreement, dated April 24, 2020 by and among Midwest Holding Inc., Crestline Assurance Holdings LLC, Xenith Holdings LLC, Vespoint LLC, Michael Minnich and A. Michael Salem (the “Stockholders Agreement”).

EXHIBIT A

Form of Joinder Agreement

JOINDER AGREEMENT TO THE
VOTING AGREEMENT

This Joinder Agreement (this “Joinder Agreement”), dated [●], to the Voting Agreement, dated [●] (as amended, restated, amended and restated, modified or supplemented from time to time, the “Voting Agreement”), is executed and delivered by [●] (the “the Transferee”).

RECITALS

 WHEREAS, Section 3(a)(iii) of the Voting Agreement provides that, in the event that any Stockholder Transfers any Subject Shares to its Affiliates or its direct or indirect members, partners or shareholders, such transferee shall execute a Joinder Agreement and, upon delivery of such Joinder Agreement in accordance with Section 3(a)(iii) of the Voting Agreement, become a party to, and be subject to the same terms, of the Voting Agreement; and

WHEREAS, in accordance with the foregoing, the Transferee desires to become party to the Voting Agreement.

NOW THEREFORE, in consideration of the foregoing, and of the covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Parties to the Voting Agreement. The Transferee is hereby admitted as a party to the Voting Agreement. The Stockholder hereby agrees to be bound by, and subject to, all of the covenants, terms and conditions of the Voting Agreement. By executing and delivering this Joinder Agreement, Parent hereby confirms its acceptance of the Stockholder as a party to the Voting Agreement. Any notices to be delivered to the Transferee under the Voting Agreement shall be delivered to the address set forth below the Transferee’s signature on the signature page hereto.
Section 2. Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Voting Agreement unless otherwise noted.
Section 3. Governing Law. The provisions of Section 6(g) (Governing Law; Consent to Jurisdiction) and Section 6(h) (Waiver of Jury Trial) of the Voting Agreement shall apply to this Joinder Agreement as though set out in full herein.
Section 4. Counterparts. This Joinder Agreement may be signed in any number of counterparts, all of which will be one and the same agreement. This Joinder Agreement will become effective when each party to this Voting Agreement will have received counterparts signed by all of the other parties. Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile, “.pdf” format, scanned pages or DocuSign shall be effective as delivery of a manually executed counterpart to this Voting Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Joinder Agreement on the date first written above.

 [TRANSFEREE]

By:
Name:
Title:

Address:

[●]

Attention: [●]
Email: [●]

with a copy to (which shall not constitute notice):

[●]

Attention: [●]
Email: [●]